Exhibit 99

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: NYSE - MEH

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or Carol.Skornicka@midwestairlines.com
Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE
October 26, 2004

MIDWEST AIR GROUP REPORTS THIRD QUARTER RESULTS

Summary: Third Quarter 2004 vs. Third Quarter 2003

•	Operating revenue increased 9% to $103.4 million
•	Operating loss of $13.0 million
•	Net loss of $13.4 million, a loss of $0.77 per share
•	Higher fuel prices negatively impacted operating results by $8.6 million, or $0.49 per share

Milwaukee, Wisconsin, October 26, 2004 – Midwest Air Group, Inc. (NYSE: MEH) today reported financial results for its Midwest Airlines and Skyway Airlines (dba Midwest Connect) operations. Company management will discuss the results in a conference call with industry analysts and institutional investors at 1 p.m. Central time on Tuesday, October 26. The discussion will be available simultaneously in a listen-only mode and for at least the following 30 days at http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=MEH&script=2100.

“Rapidly increasing fuel prices and the poor industry pricing environment continue to negatively impact results,” said Timothy E. Hoeksema, chairman and chief executive officer. “Although the third quarter was exceptionally challenging, we improved revenue and benefited from comprehensive initiatives taken over the last year to reduce non-fuel costs.”

Comparing third quarter 2004 to third quarter 2003, operating revenue increased 9.0% to $103.4 million. Operating results fell to a $13.0 million loss from a $5.1 million loss in the third quarter of 2003, while net results dropped to a $13.4 million loss from a $3.6 million loss. Per share results were a loss of $0.77, down from a $0.23 loss in the same quarter a year ago. In the third quarter of 2003, the company incurred $5.9 million in pre-tax restructuring costs, including a $4.0 million loss on a sale/leaseback transaction for an MD-80 aircraft and $1.9 million in legal and other professional fees associated with restructuring.

Due to accumulated losses, Midwest Air Group stopped recording income tax benefit on current and future book losses beginning with second quarter 2004 results.

-MORE-

Midwest Air Group
Add -1-

Year to date, operating revenue increased 9.0% to $311.6 million. Operating results improved 8.9% to a $26.1 million loss from a $28.6 million loss in the first nine months last year, while net results fell to a $23.7 million loss from an $11.7 million loss. Results per share were a loss of $1.36, down from a $0.75 loss in the first three quarters of 2003. Results for the first nine months of 2004 include $1.2 million (pre-tax) in aircraft disposition costs. Results for the first nine months of 2003 included $5.9 million (pre-tax) in restructuring costs, $4.6 million (pre-tax) in aircraft disposition costs and $11.4 million (pre-tax) income in security cost reimbursements.

At Midwest Airlines, revenue per scheduled service available seat mile decreased 17.2% in the quarter, driven by a 9.5 percentage point decrease in load factor and a 4.7% decrease in revenue yield. A 14.2% increase in passenger traffic did not keep pace with a 32.1% increase in capacity, and yields were adversely impacted by the overall depressed pricing environment, increased competition and the effects of lower-yield Saver Service. Saver Service accounted for 39% of capacity in the quarter.

Midwest Airlines’ per-gallon fuel costs increased 45.2% in the quarter from a year earlier. Into-plane fuel prices were $1.39 per gallon, up $0.43 per gallon, resulting in a $7.3 million (pre-tax) unfavorable price variance and increasing per share loss by $0.42 compared with the same quarter a year ago.

Cost per available seat mile (unit costs) at Midwest Airlines decreased 12.8% (19.5% holding fuel price constant) compared with third quarter 2003, due primarily to cost-reduction initiatives related to the financial restructuring in 2003 and the introduction of lower-unit-cost Saver Service.

At Midwest Connect, revenue per scheduled service available seat mile increased 12.3% in the quarter. Traffic increased 0.6% on a 0.2% decrease in capacity, resulting in a 0.4 percentage point improvement in load factor, while revenue yield increased 11.5%. Cost per available seat mile increased 17.3% (10.3% holding fuel price constant) compared with third quarter 2003, as cost-reduction initiatives were offset by the effects of schedule changes implemented to reduce average flight lengths on regional jet aircraft. Midwest Connect into-plane fuel prices were $1.45 per gallon in the third quarter, up $0.42 per gallon, generating an unfavorable $1.3 million (pre-tax) price variance and increasing per share loss by $0.07 compared with the same quarter a year ago.

Note: Cost per available seat mile holding fuel price constant is an industry measurement that provides management and investors the ability to track changes in cost absent fuel price volatility.

-MORE-

Midwest Air Group
Add -2-

The company ended the quarter with $96.3 million in unrestricted cash, compared with $103.2 million at June 30, 2004. Capital spending in the quarter totaled $2.7 million and was primarily associated with the acquisition of additional spare aircraft parts. The company projects total 2004 capital spending at $7.0 million.

In the third quarter:

•	Midwest Airlines implemented its most significant schedule enhancement since September 11, 2001. Extensive frequency additions impacted key business markets and greatly improved the total number of connection opportunities to Midwest and Midwest Connect flights.
•	Midwest Airlines placed an additional Boeing 717 aircraft in service, bringing the total number of 717s in its fleet to 16.
•	Curtis E. Sawyer was appointed senior vice president and chief financial officer, responsible for business analysis, treasury, investor relations, tax, regulatory reporting, information technology, purchasing and other financial-related functions for Midwest Airlines and Skyway Airlines. Sawyer most recently served as vice president and chief financial officer of Memphis, Tenn.-based Pinnacle Airlines, operating as Northwest Airlink.
•	Travel+Leisure named Midwest Airlines “Best Domestic Airline” in its 2004 World’s Best Awards competition. Midwest Airlines has won the coveted title six of the nine years it has been awarded.
•	Midwest Airlines launched the Signature Collection – a line of branded clothing and travel goods available for customer purchase at www.midwestairlinesstore.com.

In the fourth quarter:

•	The Condé Nast Traveler Business Travel Awards poll recognized Midwest Airlines for the seventh year in a row. Midwest was named “Domestic Airline with the Best Seats” and “Domestic Airline with the Best Food” in the 2004 poll, and came in a strong second in the domestic single-class airline category.
•	Midwest Airlines will change its daily nonstop service between Kansas City and San Francisco from seasonal to year-round.
•	Midwest Airlines will inaugurate nonstop seasonal service between Kansas City and Ft. Lauderdale, and between Kansas City and New Orleans, beginning December 4 and continuing through April 17, 2005. The airline’s popular nonstop seasonal service between Milwaukee and three Florida cities – Ft. Lauderdale, Ft. Myers and Tampa – will return. Service to Ft. Lauderdale and Ft. Myers begins on a limited basis November 20, 2004, with daily service to all three cities offered December 18, 2004 through April 17, 2005.
•	Midwest Airlines will convert service between Milwaukee and Denver from Saver Service to Signature Service on December 4. Midwest has determined that the market includes a significant component of business travelers to Milwaukee and cities on the East Coast, and therefore considers it more appropriate to provide Signature Service on the route.
•	In December, Midwest Airlines will acquire its 17th Boeing 717 aircraft.

-MORE-

Midwest Air Group
Add -3-

“Going forward, we are continuing to work toward returning to profitability,” Hoeksema concluded. “We remain in a strong cash position and are working aggressively to increase revenue and lower costs. And we are extremely fortunate to have a loyal base of customers who recognize and appreciate our commitment to providing them with exceptional customer service.”

Celebrating 20 years of providing customers with “The best care in the air,” Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Skyway Airlines, Inc. – its wholly owned subsidiary – operates as Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 50 cities. More information is available at www.midwestairlines.com.

###

This document contains forward-looking statements that may state the company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. Words such as “expect,” “anticipate,” “believe,” “estimate,” “goal,” “objective” or similar words are intended to identify forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected results due to factors that include but are not limited to successful negotiation of arrangements, uncertainties related to general economic factors, industry conditions, scheduling developments, government regulations, labor relations, aircraft maintenance and refurbishment schedules, potential delays related to acquired aircraft, fuel costs, competitive developments, interest rates, terrorist attacks or fear of terrorist attack.

Editor’s note: Tables follow

MIDWEST AIR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,
	2004	2003	% Change
Operating revenues:
Passenger service	$89,686	$81,810	9.6%
Cargo	1,177	835	41.0%
Other	12,548	12,260	2.3%

Total operating revenues	103,411	94,905	9.0%

Operating expenses:
Salaries, wages and benefits	36,145	33,875	6.7%
Aircraft fuel and oil	28,438	17,909	58.8%
Commissions	2,635	2,637	(0.1%)
Dining services	1,835	1,630	12.6%
Station rental, landing and other fees	9,211	7,822	17.8%
Aircraft maintenance materials and repairs	10,263	8,186	25.4%
Depreciation and amortization	4,212	5,124	(17.8%)
Aircraft rentals	10,201	6,230	63.7%
Other	13,425	16,624	(19.2%)

Total operating expenses	116,365	100,037	16.3%

Operating loss	(12,954)	(5,132)	152.4%

Other (expense) income:
Interest income	496	215	130.7%
Interest expense	(979)	(542)	80.6%
Other, net	(2)	(4)	(50.0%)

Total other expense	(485)	(331)	46.5%

Loss before income tax credit	(13,439)	(5,463)	146.0%
Income tax credit	(29)	(1,912)	(98.5%)

Net loss	$(13,410)	$(3,551)	277.6%

Loss per common share - basic	$(0.77)	$(0.23)	234.8%

Loss per common share - diluted	$(0.77)	$(0.23)	234.8%

Weighted average shares - basic	17,431,684	15,517,411
Weighted average shares - diluted	17,431,684	15,517,411

MIDWEST AIR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Nine Months Ended September 30,
	2004	2003	% Change
Operating revenues:
Passenger service	$265,930	$244,885	8.6%
Cargo	3,473	3,372	3.0%
Other	42,211	37,603	12.3%

Total operating revenues	311,614	285,860	9.0%

Operating expenses:
Salaries, wages and benefits	106,264	107,600	(1.2%)
Aircraft fuel and oil	77,532	60,899	27.3%
Commissions	7,748	8,839	(12.3%)
Dining services	5,644	6,342	(11.0%)
Station rental, landing and other fees	29,780	27,356	8.9%
Aircraft maintenance materials and repairs	28,999	23,421	23.8%
Depreciation and amortization	13,079	15,968	(18.1%)
Aircraft rentals	29,490	24,939	18.2%
Other	39,147	39,106	0.1%

Total operating expenses	337,683	314,470	7.4%

Operating loss	(26,069)	(28,610)	(8.9%)

Other (expense) income:
Interest income	1,233	696	77.2%
Interest expense	(2,868)	(1,529)	87.6%
Other, net	(10)	11,427	n.m.

Total other (expense) income	(1,645)	10,594	n.m.

Loss before income tax credit	(27,714)	(18,016)	53.8%
Income tax credit	(3,969)	(6,305)	(37.0%)

Net loss	$(23,745)	$(11,711)	102.8%

Loss per common share - basic	$(1.36)	$(0.75)	81.3%

Loss per common share - diluted	$(1.36)	$(0.75)	81.3%

Weighted average shares - basic	17,418,543	15,515,348
Weighted average shares - diluted	17,418,543	15,515,348

MIDWEST AIR GROUP, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Cost Per Available Seat Mile Reconciliation	Three Months Ended September 30,
	2004	2003	% Change
Midwest Airlines
Cost per available seat mile (CASM)	$0.1023	$0.1174	(12.8%)
Adjustments:
Less: Current year fuel usage at prior year fuel price	($0.0078)	N/A

CASM holding fuel rate constant	$0.0945	$0.1174	(19.5%)

Midwest Connect
Cost per available seat mile	$0.2279	$0.1943	17.3%
Adjustments:
Less: Current year fuel usage at prior year fuel price	($0.0136)	N/A

CASM holding fuel rate constant	$0.2143	$0.1943	10.3%

MIDWEST AIR GROUP, INC.
OPERATING STATISTICS

	Three Months Ended September 30,				Nine Months Ended September 30,
	2004	2003	% Change		2004	2003	% Change
Midwest Airlines Operations
Origin & Destination Passengers	539,566	493,722	9.3		1,671,321	1,412,413	18.3
Scheduled Service Revenue Passenger
Miles (000s)	555,211	486,319	14.2		1,735,148	1,415,189	22.6
Scheduled Service Available Seat
Miles (000s)	914,894	692,837	32.1		2,710,207	2,146,749	26.2
Total Available Seat Miles (000s)	938,734	705,716	33.0		2,814,549	2,193,293	28.3
Load Factor (%)	60.7%	70.2%	(9.5	)pts	64.0%	65.9%	(1.9	)pts.
Revenue Yield	$0.1249	$0.1310	(4.7)		$0.1212	$0.1367	(11.4)
Revenue per Schd. Svc. ASM (1)	$0.0796	$0.0961	(17.2)		$0.0813	$0.0943	(13.8)
Total Cost per Total ASM	$0.1023	$0.1174	(12.8)		$0.0997	$0.1181	(15.6)
Average Passenger Trip Length (miles)	1,029	985	4.5		1,038	1,002	3.6
Number of Flights	9,549	8,609	10.9		28,250	27,644	2.2
Into-plane Fuel Cost per Gallon	$1.387	$0.955	45.2		$1.262	$1.000	26.2
Full-time Equivalent Employees at
End of Period	2,018	1,951	3.4		2,018	1,951	3.4
Aircraft in Service at End of Period	29	30	(3.3)		29	30	(3.3)
Midwest Connect Operations
Origin & Destination Passengers	181,296	163,154	11.1		502,029	445,669	12.6
Scheduled Service Revenue Passenger
Miles (000s)	56,094	55,750	0.6		149,131	157,218	(5.1)
Scheduled Service Available Seat
Miles (000s)	95,220	95,375	(0.2)		269,248	298,654	(9.8)
Total Available Seat Miles (000s)	95,228	95,382	(0.2)		269,255	298,719	(9.9)
Load Factor (%)	58.9%	58.5%	0.4	pts.	55.4%	52.6%	2.8	pts.
Revenue Yield	$0.3626	$0.3251	11.5		$0.3732	$0.3268	14.2
Revenue per Schd. Svc. ASM (1)	$0.2189	$0.1950	12.3		$0.2123	$0.1762	20.5
Total Cost per Total ASM	$0.2279	$0.1943	17.3		$0.2263	$0.1993	13.5
Average Passenger Trip Length (miles)	309	342	(9.5)		297	353	(15.8)
Number of Flights	14,733	13,705	7.5		42,077	41,747	0.8
Into-plane Fuel Cost per Gallon	$1.448	$1.033	40.2		$1.312	$1.069	22.8
Full-time Equivalent Employees at
End of Period	785	604	30.0		785	604	30.0
Aircraft in Service at End of Period	22	25	(12.0)		22	25	(12.0)
(1)	Passenger, cargo, and other transport related revenue divided by scheduled service ASMs.

Note: All statistics exclude charter operations except the following: Total Available Seat Miles, Total Cost per Total ASM, Into-plane Fuel Cost, Number of Employees and Aircraft in Service. Aircraft acquired but not yet placed into service are excluded from the aircraft in service statistics. Numbers may not recalculate due to rounding.